Exhibit 99.1

STONE ENERGY CORPORATION
ANNOUNCES FOURTH QUARTER AND YEAR 2003 RESULTS

NYSE — SGY
LAFAYETTE, LA. March 8, 2004

        Stone Energy Corporation today announced net income of $27.2 million, or $1.02 per share, for the fourth quarter of 2003, which represents a 40% increase over net income of $19.5 million, or $0.74 per share, earned in the fourth quarter of 2002. For the year ended December 31, 2003, income before the effects of accounting changes totaled $133.2 million, or $5.02 per share, compared to net income of $55.4 million, or $2.09 per share, during the comparable 2002 period. Including the effects of accounting changes, net income for 2003 totaled $134.5 million, or $5.07 per share. Included in net income for the year ended December 31, 2003 is a $4.7 million pre-tax charge, or $0.11 per share after taxes, for the early extinguishment of debt related to the previously announced redemption of our 8¾% Senior Subordinated Notes. All per share amounts are on a diluted basis.

        On February 16, 2004, Stone reported drilling results and reserves for 2003. Total proved reserves as of December 31, 2003, were estimated to be 816.3 billion cubic feet of gas equivalent (Bcfe), which represents a 9% growth over the prior year’s estimates and a 167% replacement of 2003 production volumes. Our drilling operations replaced 143% of our production volumes with organic growth. For the year, Stone drilled 52 wells, of which 44 wells, or 85%, were productive.

        During the fourth quarter of 2003, natural gas production totaled 15.3 billion cubic feet (Bcf) and oil production totaled 1.5 million barrels, compared to 15.5 Bcf of gas and 1.4 million barrels of oil produced during the fourth quarter of 2002. Stone’s net daily production averaged 266.6 million cubic feet of gas equivalent (MMcfe) during the fourth quarter 2003. For the year 2003, natural gas production totaled 62.5 Bcf and oil production totaled 5.7 million barrels, compared to 67.0 Bcf of gas and 6.2 million barrels of oil produced during 2002. Stone’s net daily production averaged 265.5 MMcfe during 2003. Stone expects net daily production for the first quarter of 2004 to be approximately flat with the fourth quarter 2003, which assumes no production from South Pelto Block 22. We expect that second quarter 2004 production gains will come from nearly a full quarter of start-up production from three wells at South Pelto Block 22, additional production rate from the Main Pass Block 288 Field and new wells at full rate at Ewing Bank Block 305, South Marsh Island Block 288 and Manila Village.

        Prices realized during the fourth quarter of 2003 averaged $30.33 per barrel of oil and $4.63 per thousand cubic feet (Mcf) of natural gas compared to fourth quarter 2002 average realized prices of $27.09 per barrel of oil and $4.07 per Mcf of natural gas. Average realized prices during 2003 were $30.41 per barrel of oil and $5.34 per Mcf of natural gas compared to $25.00 per barrel of oil and $3.31 per Mcf of natural gas realized during 2002. All unit pricing amounts include the settlement of hedging contracts. During the fourth quarter of 2003, oil and natural gas revenue totaled $117.6 million, compared to $102.0 million for the fourth quarter of 2002. For the year ended December 31, 2003, oil and natural gas revenue totaled $508.3 million, compared to $377.5 million during the comparable 2002 period. The increase in oil and natural gas revenue during 2003 is attributable to a 45% increase in realized commodity prices on a per Mcfe basis over 2002.

        During the fourth quarter of 2003, Stone generated discretionary cash flow of $91.8 million compared to $72.4 million generated during the fourth quarter of 2002. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $80.0 million and $53.0 million during the three months ended December 31, 2003 and 2002, respectively. For the year ended December 31, 2003, discretionary cash flow totaled $393.1 million compared to $259.7 million during the year ended December 31, 2002. Net cash flow provided by operating activities, as defined by GAAP, totaled $391.5 million and $222.9 million during the years ended December 31, 2003 and 2002, respectively. (Please see “Non-GAAP Financial Measure” below and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

        Effective January 1, 2003, management elected to change to the units of production (UOP) method of amortizing proved oil and gas property costs versus the formerly used future gross revenue (FGR) method. Depreciation, depletion and amortization (DD&A) expense on oil and gas properties under the UOP method for the fourth quarter of 2003 totaled $45.3 million. DD&A expense under the FGR method was $37.5 million for the fourth quarter of 2002. Under the UOP method, DD&A expense would have been $40.9 million during the fourth quarter of 2002. DD&A expense under the UOP method for the year ended December 31, 2003 totaled $168.0 million compared to $158.3 million during 2002 under the FGR method. Under the UOP method, DD&A expense for the year ended December 31, 2002 would have been $166.9 million.

        Normal lease operating expenses incurred during the fourth quarter of 2003 totaled $15.6 million compared to $15.0 million for the comparable quarter in 2002. For the years ended December 31, 2003 and 2002, normal lease operating expenses were $61.4 million and $61.0 million, respectively.

        As previously announced, we entered into an oil put contract in January 2004 that effectively hedges a total of 7,500 barrels of oil per day at a put price of $25.00 per Bbl from February 2004 through December 2004. We also entered into natural gas put contracts in December 2003 with three separate counter-parties that effectively hedge a total of 90,000 MMBtu of natural gas per day at a put price of $3.50 per MMBtu from January 2004 through December 2004. The cost of these oil and natural gas put contracts, which totaled $4.1 million, will be charged to earnings as the contracts settle. We continue to evaluate additional cost-effective hedging opportunities for our 2004 oil and natural gas production.

        During the three months and year ended December 31, 2003, we recognized non-cash expenses of $1.6 million and $6.3 million, respectively, related to the accretion of our asset retirement obligation in accordance with Statement of Financial Accounting Standard (SFAS) No. 143. As a result of a downward revision to our estimated asset retirement obligations, we expect our non-cash accretion expense to total $5.9 million in 2004.

        Salaries, general and administrative expenses for the fourth quarter of 2003 were $4.3 million compared to $3.7 million in the fourth quarter of 2002. For the year ended December 31, 2003, salaries, general and administrative expenses totaled $14.9 million compared to $13.2 million during the comparable 2002 period. Due to our progress in reaching certain of our annual performance goals, incentive compensation expense increased to $0.7 million during the fourth quarter of 2003 compared to $0.3 million during the fourth quarter of 2002. For the years ended December 31, 2003 and 2002, incentive compensation expense totaled $2.6 million and $0.9 million, respectively.

        Effective October 31, 2003, the borrowing base under our bank credit facility was increased to $350 million based on a review of our estimated proved reserves by the bank group and the term of the credit facility was extended to June 20, 2005. We had availability under the credit facility of an additional $157.9 million of borrowings as of March 1, 2004. Interest expense for the fourth quarter of 2003 decreased to $3.7 million due primarily to long-term debt repayments, compared to $5.7 million during the fourth quarter of 2002. For the year ended December 31, 2003, interest expense totaled $19.1 million compared to $23.1 million during the comparable period in 2002. In total, Stone repaid $61.0 million of debt during 2003.

        During the fourth quarters of 2003 and 2002, Stone recognized non-cash expenses of $2.3 million and $4.1 million, respectively, relating to commodity derivatives, the majority of which represents the cost associated with put contracts that settled or expired during the respective periods. For the years ended December 31, 2003 and 2002, Stone recognized $8.7 million and $16.0 million, respectively, of non-cash expenses related to commodity derivatives.

        Capital expenditures during the fourth quarter of 2003 totaled $110.1 million, including $99.8 million of operational expenditures, $7.8 million of acquisition costs, $3.5 million of capitalized salaries, general and administrative expenses, $1.9 million of capitalized interest and a downward revision of our estimated asset retirement obligations of $2.9 million. Year-to-date 2003 additions to oil and gas properties of $412.3 million included net additions of $49.7 million of non-cash asset retirement costs recorded in connection with the adoption of SFAS No. 143. Capital expenditures during the year also included $285.3 million of operational expenditures, $54.5 million of acquisition costs, $14.2 million of capitalized salaries, general and administrative expenses and $8.6 million of capitalized interest. These investments were financed by cash flow from operations and working capital.

   OPERATIONAL UPDATE

        During the fourth quarter of 2003, Stone drilled and evaluated 21 wells, of which 18 were productive. For the year, Stone drilled 52 wells, of which 44 wells, or 85%, were productive.

        Since the beginning of 2004 and through March 8, 2004, Stone had 12 wells in progress with five wells determined to be discoveries and one dry hole. Of the five discoveries, one well is producing and four wells are undergoing completion operations. Five wells are drilling and one well that was temporarily abandoned earlier this year will be reentered later this month for further drilling operations. Stone expects to drill 62 gross (39 net) wells during 2004 with a capital expenditures budget of approximately $280 million, excluding acquisitions, capitalized interest and capitalized general and administrative expenses. The following is an update of selected drilling operations through March 8, 2004.

Gulf Coast Basin:

        Main Pass Block 288 Field. During 2003, we began a multi-well drilling program on this mature producing field as well as on two contiguous primary term lease blocks; Main Pass Blocks 287 and 276. As previously announced, production from our new “A” platform on Main Pass Block 287 began in December 2003 from the five successful wells drilled during 2003 on the Presidents Prospects. Production from these five wells is currently 1,600 barrels of oil and 3.0 MMcf of gas per day, net to Stone. This production flows to our “A” platform at Main Pass Block 288 that has undergone extensive facilities upgrades over the past 12 months.

        At Main Pass Block 288, the initial completion during February in the deepest of three logged pay sands in the No. A-6 STK Well on the Monroe Prospect is flowing at a current net daily rate of approximately 1,200 barrels oil and 0.5 MMcf of gas. Prior to the completion of the No. A-6 STK Well, we drilled and placed on production the No. A-15 STK Well, which was the fourth successful well on the block since initiation of a drilling program in the third quarter 2003. The No. A-15 STK Well is currently shut-in as we work around high pressures in the gas sales pipeline to maximize oil production. Four wells remain to be drilled of an eight well program, including the Adams Prospect, which is currently drilling. The Adams Prospect will test a geopressured section to a true vertical depth (TVD) of 6,380 feet beneath the field pay interval that provides the target section for the other wells drilled in the program. To date, all wells have been successful.

        The combined net daily production rate from the field is currently 3,200 barrels of oil and 5 MMcf of gas while the tested daily capacity of the wells is 5,000 barrels of oil and 7 MMcf of gas. The restriction on our production rate is attributable to high sales pipeline pressure associated with the startup of recent deepwater production into the gas sales pipeline since our drilling program began. We plan to lay a gas pipeline to create additional sales capacity for the current program as well as for additional drilling potential that we have identified on our six lease blocks that make up our Main Pass Block 288 Field. We anticipate that the pipeline project will be completed to provide full deliverability during the third quarter of 2004. We have a 100% working interest (WI) and an 83.3% net revenue interest (NRI) in these wells.

        Ewing Bank Block 305. During the third quarter of 2003, we mobilized a skid-off rig onto the platform in the field and performed a workover and drilled two wells, both of which were successfully drilled by year-end 2003. The two wells encountered a combined total of 318 net feet MD of oil and gas pay in 15 sands. We are currently drilling the No. A-12 STK Well, the third well in this program. Before these operations, the net daily production rate from this field was approximately 2,200 barrels of oil and 7.5 MMcf of gas. Current net daily production from this field is 3,000 barrels of oil and 11.8 MMcf of gas. Stone has a 100% WI and an 80.6% NRI in the Ewing Bank Block 305.

        South Pelto Block 22. Facilities and pipeline installation is in-progress with both the four-pile “B” structure and the monopod “A” structure set to be installed during the next several weeks. Completion operations are concluded on the three productive wells drilled on the prospect since the discovery in early 2003. We expect full-stream production from the three wells early in the second quarter. All three of the productive wells found gas productive sands beneath 15,000 feet. We believe the No. 3 and No. 5 STK Wells will qualify for Deep Gas Royalty Relief from the MMS. Stone has a 50% WI and a 40.7% NRI in South Pelto Block 22.

        South Marsh Island Block 288. Completion operations are in progress on the OCS-G 2316 No. CD-1 STK Well that logged gas pay in two sands below 15,000 feet. The well drilled the field pay section in a new fault block to a total measured depth (MD) of 16,717 feet (16,219 feet TVD). SGY has a 50% WI and a 41.7% NRI in this well.

        Vermilion Block 268. The OCS-G 2082 No. 5 Well on the Olympus Prospect spudded in August 2003 and drilled to a total depth of 15,303 feet MD (15,196 feet TVD). Drilling problems associated with abnormally high formation pressures prevented us from reaching our main objectives. Stone had a 66.7% WI in the well.

        Mississippi Canyon Block 109. The No. A-33 Well, testing the Fili Prospect, spudded in October 2003 and reached total depth later that month at 13,691 feet MD (8,709 feet TVD). The well encountered 409 net feet MD of gas and oil pay in nine sands. The well was completed as a dual producer and is currently flowing at a combined gross daily rate of approximately 2 MMcf of gas and 1,600 barrels of oil per day. The No. A-25 STK2 Well, a 13,205 foot MD (10,744 foot TVD) test of the Sweet Pea Prospect found 52 net feet MD of oil pay in the P Sand. Completion operations are underway on the No. A-24 STK3 Well, an 11,055 foot MD (8,523 foot TVD) test of the 8,200 and 8,300 foot sands that logged 196 net feet of oil and gas pay in three sands. Several additional prospects are planned this year in the ongoing “A” platform drilling program, which began in the second quarter of 2003. Stone has a 33% WI and a 27.5% NRI in Mississippi Canyon Block 109.

Onshore Louisiana:

        Manila Village. The LL&E No. 1 STK Well was drilled to a total depth of 13,703 feet MD (13,344 feet TVD) and encountered 60 net feet MD of gas pay in a single zone. This is the fourth successful well out of the five drilled by Stone in the area since early 2001. The well is currently being completed and should be on production by the end of March. Stone has a 100% WI and 75% a NRI in this well.

Rocky Mountains:

        Pinedale Anticline. In Wyoming, on the Pinedale Anticline, we are continuing our drilling program that began in the third quarter of 2002. To date, we have drilled 12 wells, all of which are either producing or in their completion phase. We plan to drill 11 wells during 2004. So far in 2004, one well has reached a total depth of 13,780 feet and a second is drilling below 10,000 feet towards a planned total depth of 12,700 feet. Stone has a 50% WI and a 40-43% NRI in the Pinedale leasehold and is the operator of the drilling portion of the project. Our project partner conducts completion and production operations.

Non-GAAP Financial Measure

        In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

Other Information

        Stone Energy has planned a conference call for 3:00 p.m. CST Tuesday, March 9, 2004 to discuss the operational and financial results for the fourth quarter and year of 2003. Anyone wishing to participate should visit our Web site at www.StoneEnergy.com for a live Web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site at www.StoneEnergy.com or by dialing 1-800-642-1687 (ID# 3393090). The web replay will be available for approximately one week and telephone replay will be available for approximately 48 hours.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, budgets, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION SUMMARY STATISTICS
(In thousands, except per share/unit amounts) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
FINANCIAL RESULTS
Income before effects of accounting changes	$27,218	$19,466	$133,245	$55,399
Income before effects of accounting changes per share	$1.02	$0.74	$5.02	$2.09

Net income	$27,218	$19,466	$134,470	$55,399
Net income per share	$1.02	$0.74	$5.07	$2.09

PRODUCTION QUANTITIES
Oil (MBbls)	1,541	1,438	5,727	6,237
Gas (MMcf)	15,282	15,506	62,536	67,027
Oil and gas (MMcfe)	24,528	24,134	96,898	104,449

AVERAGE DAILY PRODUCTION
Oil (MBbls)	16.8	15.6	15.7	17.1
Gas (MMcf)	166.1	168.5	171.3	183.6
Oil and gas (MMcfe)	266.6	262.3	265.5	286.2

REVENUE DATA (1)
Total oil revenue	$46,745	$38,961	$174,139	$155,913
Total gas revenue	70,809	63,043	334,166	221,582
Total oil and gas revenue	$117,554	$102,004	$508,305	$377,495

AVERAGE PRICES (1)
Oil (per Bbl)	$30.33	$27.09	$30.41	$25.00
Gas (per Mcf)	4.63	4.07	5.34	3.31
Per Mcfe	4.79	4.23	5.25	3.61

COST DATA
Normal lease operating expenses	$15,555	$15,016	$61,382	$60,952
Major maintenance expenses	953	4,647	11,404	15,721
Salaries, general and administrative expenses	4,292	3,710	14,870	13,190
DD&A expense on oil and gas properties	45,343	37,535	167,990	158,265

AVERAGE COSTS (per Mcfe)
Normal lease operating expenses	$0.63	$0.62	$0.63	$0.58
Major maintenance expenses	0.04	0.19	0.12	0.15
Salaries, general and administrative expenses	0.17	0.15	0.15	0.13
DD&A expense on oil and gas properties	1.85	1.56	1.73	1.52

AVERAGE SHARES OUTSTANDING — Diluted	26,587	26,473	26,546	26,494

(1) Includes the settelement of hedging contracts.

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS AND NET CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$46,745	$38,961	$174,139	$155,913
Gas production	70,809	63,043	334,166	221,582
Total operating revenue	117,554	102,004	508,305	377,495
Operating expenses:
Normal lease operating expenses	15,555	15,016	61,382	60,952
Major maintenance expenses	953	4,647	11,404	15,721
Production taxes	1,607	1,443	5,975	5,039
Depreciation, depletion and amortization	46,060	38,185	170,845	160,762
Accretion expense	1,573	-	6,292	-
Salaries, general and administrative expenses	4,292	3,710	14,870	13,190
Incentive compensation expense	722	280	2,636	851
Derivative expense	2,304	4,124	8,711	15,968
Total operating expenses	73,066	67,405	282,115	272,483
Income from operations	44,488	34,599	226,190	105,012
Other (income) expenses:
Interest	3,684	5,725	19,132	23,111
Other income	(1,075)	(1,074)	(3,133)	(3,328)
Other expense	-	-	538	-
Early extinguishment of debt	-	-	4,661	-
Total other expenses	2,609	4,651	21,198	19,783
Income before taxes	41,879	29,948	204,992	85,229
Provision for income taxes:
Current	-	-	-	-
Deferred	14,661	10,482	71,747	29,830
Total income taxes	14,661	10,482	71,747	29,830
Income before cumulative effects of adoption of and change in accounting principles, net of tax	27,218	19,466	133,245	55,399
Adoption of new accounting principle	-	-	5,256	-
Change in accounting principles	-	-	(4,031)	-
Net income	$27,218	$19,466	$134,470	$55,399
NET CASH FLOW INFORMATION
Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$91,813	$72,406	$393,106	$259,677

Net working capital changes and other	(6,400)	(13,531)	4,330	(21,455)
Settlement of asset retirement obligations	(2,965)	-	(2,965)	-
Investent of derivative contracts	(2,416)	(5,917)	(2,932)	(15,301)
Net cash provided by operating activities	$80,032	$52,958	$391,539	$222,921

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands) (Unaudited)
	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$17,100	$27,609
Accounts receivable	75,066	74,800
Fair value of put contracts	1,040	859
Other current assets	4,874	3,601
Total current assets	98,080	106,869
Oil and gas properties:
Proved, net	1,210,333	940,463
Unevaluated	107,600	107,473
Building and land, net	5,202	5,238
Fixed assets, net	5,269	5,452
Other assets, net	7,793	13,876
Total assets	$1,434,277	$1,179,371
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable to vendors	$87,646	$72,012
Undistributed oil and gas proceeds	30,793	29,027
Fair value of swap contracts	7,336	-
Other accrued liabilities	10,779	7,043
Total current liabilities	136,554	108,082
8¼% Senior Subordinated Notes due 2011	200,000	200,000
8¾% Senior Subordinated Notes due 2007	-	100,000
Bank debt	170,000	131,000
Deferred taxes	130,935	59,604
Fair value of swap contracts	4,770	-
Asset retirement obligation	78,877	-
Other long-term liabilities	2,864	3,197
Total liabilities	724,000	601,883
Common stock	264	263
Additional paid-in capital	455,391	453,176
Retained earnings	264,935	130,523
Treasury stock	(1,550)	(1,706)
Accumulated other comprehensive loss	(8,763)	(4,768)
Total stockholders' equity	710,277	577,488
Total liabilities and stockholders' equity	$1,434,277	$1,179,371